Exhibit 10.12
NON-CHANGE IN CONTROL SEVERANCE POLICY
ADOPTED AS OF DECEMBER 18, 2009
AMENDED AS OF SEPTEMBER 21, 2012

This Non-Change in Control Severance Policy (“Policy”) is established and maintained by each of the Affiliates of Con-way Inc. (the “Company”) listed on Schedule 1 hereto, as such schedule may be amended from time to time (the “Affiliated Companies”). Capitalized terms used in this Policy without definition have the meanings shown on Attachment 1.
This Policy sets forth the terms and conditions under which an executive in executive grade level E1 or E2 employed by an Affiliated Company (each an “Executive” and collectively the “Executives”) is eligible to receive certain severance payments and benefits from his or her Employer (as defined herein) in the event of the Executive's termination of employment in certain circumstances. Except as provided in the following paragraph, this Policy supersedes (i) all prior severance agreements between an Executive and the Company or any Affiliated Company and (ii) all prior severance plans, policies and other severance arrangements of the Company or any Affiliated Company applicable to the Executive.
This Policy is not intended to and does not address severance payments and benefits that may be made available to Executives whose employment is terminated in connection with change in control transactions. Accordingly, this Policy does not supersede or otherwise affect any severance agreements, plans, policies or arrangements, whether now in effect or hereafter entered into or established by any Affiliated Company, that provide for severance payments and benefits to be made available to Executives whose employment is terminated in connection with change in control transactions (as the term “change in control” is defined in such agreements, plans, policies or arrangements). Without limiting the generality of the foregoing, this Policy does not supersede or otherwise affect a Severance Agreement (Change in Control), as may be amended, entered into by an Executive and his or her Employer. In no event and under no circumstances shall any Executive be entitled to receive severance payments and benefits both under any such change in control agreement, plan, policy or arrangement and also under this Policy.

1.
Qualifying Termination of Employment. An Executive will be eligible to receive the severance payments and benefits described in this Policy solely in the event of an Involuntary Termination by the Employer of the Executive's employment with the Employer.

2.
Severance Payments and Benefits. Subject to the other provisions of this Policy, if an Executive incurs an Involuntary Termination, the Executive shall be entitled to receive the following from the Employer:

(a)	Severance Payment.
The Severance Payment is in lieu of any severance payments or benefits to which the Executive may otherwise be entitled under any other severance plan or agreement of the Employer, the Company or any Affiliated Company, except as otherwise provided in the third paragraph of this Policy.

(b)	Annual Bonus Amount, provided that the Executive has been employed for at least one full calendar quarter during the year in which the Involuntary Termination occurs.

(c)	Health Benefits.

(d)	Outplacement Services.

In addition, if an Executive incurs an Involuntary Termination the Executive's unvested Qualifying Long-Term Incentive Awards shall vest in accordance with and to the extent provided in the Vesting Provisions. Nothing in this Policy shall modify or otherwise affect the vesting provisions or other terms of any of Executive's long-term incentive awards which are not Qualifying Long-Term Incentive Awards.

3.
Waiver and Release; Agreement to Comply with Covenants. An Executive shall not be eligible to receive a Severance Payment, Annual Bonus Amount, Health Benefits or Outplacement Services under the Policy unless the Executive (or, in the event of the death of the Executive, the executor, personal representative or administrator of the Executive's estate) first executes and delivers to the Company the Waiver and Release of Claims and Restrictive Covenant Agreement substantially in the form of Attachment 2 hereto within the timeframe specified in the written release (but in no event later than 45 days following the Severance Date) and such Waiver and Release of Claims and Restrictive Covenant Agreement becomes effective pursuant to its terms prior to the time that the Executive (or the Executive's estate, as applicable) is to receive all or any part of the Severance Payment, the Annual Bonus Amount, Health Benefits or Outplacement Services.

4.
Timing of Payments; Taxes. The Severance Payment and any Health Benefits that are payable in cash shall be payable to the Executive in a lump sum payment within sixty days following the Severance Date. The Annual Bonus Amount shall be paid no later than March 15th of the year immediately following the year in which the Severance Date occurs. The Executive shall be liable for the payment of all Taxes. The Employer shall be entitled to withhold from amounts to be paid to the Executive hereunder any Taxes which it is from time to time required to withhold.

5.
Disputes and Controversies. In the event that the Executive or a dependent of the Executive believes that he or she is not receiving the full amounts to which he or she is entitled under the Policy, such person may make a claim to the Employer Board and the claims procedure set forth in Section A of the Administrative Appendix to the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees, as amended and restated in December 2008 and as subsequently amended from time to time (“DCP”), shall apply with the Employer Board treated as the Committee. Although claims for amounts under this Policy are governed by claims procedures under the DCP that also apply to ERISA-covered claims, neither this Policy nor any amounts payable hereunder are, or are intended to be, governed by ERISA.

Any further dispute or controversy arising under or in connection with the Policy which remains after the final decision of the Employer Board shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association's National Rules for Resolution of Employment Disputes as then in effect. Such arbitration shall be conducted in the metropolitan area closest to where the Executive lives. Judgment may be entered on the arbitrator's award in any court having jurisdiction over such metropolitan area; provided however, that the Executive shall be entitled to seek specific performance of his/her right to be paid or to receive benefits hereunder during the pendency of any dispute or controversy under or in connection with this Policy. The fees and expenses of the arbitrator and the arbitration shall be borne by the Employer.

If, for any legal reason, a controversy arising from or concerning the interpretation or application of this Policy cannot be arbitrated as provided above, the parties agree that any civil action shall be brought in United States District Court in the metropolitan area closest to where the Executive lives or, only if there is no basis for federal jurisdiction, in state court closest to where the Executive lives. The parties further agree that any such civil action shall be tried to the court, sitting without a jury. The parties knowingly and voluntarily waive trial by jury.
Notwithstanding the foregoing, if at the time a dispute or controversy arises the Executive is working outside of the United States, and if at such time the Executive maintains a residence in the United States, the dispute or controversy will be resolved (i) by arbitration in the metropolitan area closest to the Executive's residence in the United States or (ii) by litigation in the United States District Court in the metropolitan area closest to the Executive's residence in the United States or, only if there is no basis for federal jurisdiction, in state court closest to the Executive's residence in the United States. If the Executive does not maintain a United States residence at such time, the dispute or controversy will be subject to arbitration in Ann Arbor, Michigan or to litigation in the United States District Court for the Eastern District of Michigan (or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan).

6.
Fees and Expenses; Mitigation. The Employer shall pay to the Executive all legal fees and expenses incurred by the Executive in seeking in good faith to obtain or enforce any benefit or right provided by the Policy. Such payment shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require. The Employer shall not be obligated to pay legal fees and expenses incurred by any person other than the Executive or the Executive's successor in interest hereunder. However, the Employer shall be obligated to pay legal fees and expenses incurred by the Executive on behalf of the Executive's dependents and legal fees and expenses incurred by the estate of the Executive on behalf of the Executive or the Executive's dependents.

The Employer agrees that, if the Executive incurs an Involuntary Termination, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder. Further, the amount of any payment or benefit provided for in the Policy shall not be reduced (except as provided in the definition of Health Benefits) by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employer, or otherwise.
7. NOTICE OF TERMINATION.

(a)
Any Involuntary Termination shall be communicated by written notice from the Employer to the Executive in accordance with Section 8(i), and shall follow the applicable procedures set forth in this Section 7. A notice of termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Employer Board at a meeting of the Employer Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive of no less than thirty (30) days and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Employer Board and to have no less than thirty (30) days to substantially cure the acts or omissions that are the basis for Executive's termination of employment) finding that, in the good faith opinion of the Employer Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

(b)
The notice of termination from the Employer shall specify the date of termination, which shall not be less than ten (10) days from the date such notice of termination is given. Once the Employer has specified a date of termination in a notice of termination, the date of termination may not be changed except by mutual consent of the Employer and the Executive.

8.    General Provisions

(a)
This Policy may be terminated or amended at any time in the sole discretion of the Company; provided that such action shall not affect the rights under the Policy of an Executive who incurs an Involuntary Termination prior to such action.

The Company, the Employer and the Executive intend for the payments to Executive pursuant to this Policy to be exempt from Code section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose, any installment paid to Executive under this Policy shall be considered a separate payment. The Policy shall be interpreted in a manner consistent with such intent.
If at any time any provision of the Policy would cause compensation to be includible in an Executive's income pursuant to Code section 409A(a)(1)(A), such provision shall be void, and the Executive's Employer shall have the unilateral right to amend the Policy retroactively for compliance with Code section 409A in such a way as to achieve substantially similar economic results without causing such inclusion. Any such amendment shall be binding on the Executive. In the event the Policy does not comply with the requirements of Code section 409A, the Executive will be solely responsible for any adverse tax consequences to the Executive.
To the extent any amounts under this Policy are payable by reference to Executive's Severance Date or “termination of employment” such terms and similar terms shall be deemed to refer to Executive's “separation from service,” within the meaning of Code section 409A.
Any reimbursement payable to Executive pursuant to this Policy shall be conditioned on the submission by Executive of all documentation reasonably required by Employer, and shall be paid to Executive within 30 days following receipt of such documentation, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Policy shall not be subject to liquidation or exchange for any other benefit.

Notwithstanding any other provision in this Policy, to the extent any part of the Severance Payment, the Annual Bonus Amount, Health Benefits or Outplacement Services constitutes payments of nonqualified deferred compensation, within the meaning of Code section 409A, then (A) each such payment which is conditioned upon Executive's execution of the Waiver and Release of Claims and Restrictive Covenant Agreement and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year and (B) if the Executive is a Specified Employee as of the Severance Date, each such payment that would have been paid prior to the six-month anniversary of the Severance Date shall be delayed until the earlier to occur of (i) the date that is six (6) months and one (1) day after the Severance Date and (ii) the date of the Executive's death.

(b)
Except as otherwise provided herein or by law, no right or interest of the Executive under the Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under the Policy shall be liable for, or subject to, any obligation or liability of such Executive. When a payment is due under the Policy to an Executive who is unable to care for his or her affairs, payment may be made directly to the Executive's legal guardian or personal representative.

(c)
If the Employer, the Company or any Affiliate is obligated pursuant to applicable law or by virtue of being a party to a contract (other than this Policy) to pay severance pay, a termination indemnity, notice pay or the like to an Executive or if the Employer, the Company or any Affiliate is obligated by law to provide advance notice of separation ("Notice Period") to an Executive, then any Severance Payment made to the Executive hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

(d)
Neither the entering into of this Policy, nor the payment of any benefits hereunder shall be construed as giving an Executive, or any person whomsoever, the right to be retained in the service of the Employer, and the Executive shall remain subject to discharge to the same extent as if the Policy had never been executed.

(e)
If any provision of the Policy shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Policy shall be construed and enforced as if such provisions had not been included.

(f)
The Policy shall be binding upon and shall inure to the benefit of and be enforceable by the Employer and its successors and assigns, and by an Executive and by the personal and legal representatives, executors, administra-tors, successors, heirs, distributees, devisees and legatees of the Executive. If an Executive shall die while any amount would still be payable to the Executive (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Policy to the executors, personal representatives or administrators of the Executive's estate.

(g)	The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Policy, and shall not be employed in the construction of the Policy.

(h)
The Policy shall not be funded. No Executive shall have any right to, or interest in, any assets of the Employer which may be applied by the Employer to the payment of benefits or other rights under the Policy.

(i)
All notices and all other communications provided for in the Policy (i) shall be in writing, (ii) shall be hand delivered, sent by overnight courier or by United States registered mail, return receipt requested and postage prepaid, addressed, in the case of the Employer, to the principal office of the Employer, attention President, and in the case of the Company, to 2211 Old Earhart Road, Ann Arbor, Michigan, 48105, attention President and General Counsel, and in the case of an Executive, to the last known address of the Executive, and (iii) shall be effective only upon actual receipt.

(j)
This Policy shall be construed and enforced according to the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof) to the extent not preempted by federal law, which shall otherwise control.

SCHEDULE 1
TO
NON-CHANGE IN CONTROL SEVERANCE POLICY
LIST OF AFFILIATED COMPANIES
Con-way Freight Inc.
Con-way Multimodal Inc.
Con-way Truckload Inc.
Menlo Logistics, Inc.
Menlo Worldwide Government Services, LLC
Road Systems, Inc.

ATTACHMENT 1
TO
NON-CHANGE IN CONTROL SEVERANCE POLICY
DEFINITIONS

"Affiliate" means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, including any Business Unit (as defined in Section 2 of the EIP).
“Annual Bonus Amount” means, for any Executive, an amount equal to the annual bonus payment that the Executive would have been eligible to receive for the calendar year in which the Involuntary Termination occurred had the Executive remained employed by the Employer for the entire calendar year, determined based on (i) the Executive's Target Bonus and (ii) the Employer's actual performance for that calendar year under the Executive Incentive Plan or other annual incentive plan in which the Executive participates.
“Board” means the Board of Directors of the Company.
“Cause" for termination by the Employer of an Executive's employment means (i) fraud, misappropriation or embezzlement by the Executive against the Employer, the Company or an Affiliate, (ii) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Employer (other than any such failure resulting from the Executive's incapacity due to Disability) after a written demand for substantial performance is delivered to the Executive by or on behalf of the Employer Board, which demand specifically identifies the manner in which the Employer Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Employer, the Company or an Affiliated Company, monetarily or otherwise. For purposes of clauses (ii) and (iii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Employer, the Company or an Affiliated Company.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or substituted from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Disability” means a physical or mental illness or condition causing an Executive's inability to substantially perform the Executive's duties with the Employer.
“EIP” means the Company's 2006 Equity and Incentive Plan, 2012 Equity and Incentive Plan, or any successor plan, each as may be amended from time to time.
“Employer” means, as to any Executive, the Affiliated Company that employs the Executive.
“Employer Board” means the Board of Directors of the Employer.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive” has the meaning given to such term on the first page of this Policy.
“Health Benefits” means HMO, insured or self-funded medical, dental, vision, prescription drug and behavioral health benefits for an Executive and his or her dependents. The Health Benefits shall be substantially similar to those provided to Executive and Executive's dependents by or on behalf of the Executive's Employer immediately prior to the Severance Date, in accordance with the applicable benefit plan eligibility requirements and policies, and shall to the extent possible be provided at the Employer's expense through COBRA in accordance with the applicable plans, programs or policies of the Company. With respect to each of Executive and Executive's dependents who are provided Health Benefits by or on behalf of the Executive's Employer immediately prior to the Severance Date, the Health Benefits shall be provided from the Severance Date until the earliest to occur of (A) the 12-month anniversary of the Severance Date, (B) the date on which Executive or Executive's dependent(s), as applicable, becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion; provided, however, for avoidance of doubt, benefits made available to one or more of Executive and Executive's dependents by the employer of Executive's spouse shall not reduce the Health Benefits otherwise available, except to the extent the Executive's spouse elects to receive such benefits from his or her employer, (C) the date on which Executive or Executive's dependent(s), as applicable, becomes entitled to benefits under Medicare and (D) the date on which Executive becomes eligible for retiree medical coverage offered by the Company or its Affiliates. The period during which Executive is being provided with health insurance under this Policy shall be credited against Executive's period of COBRA coverage, if any.
Executive shall promptly notify Employer if, prior to the expiration of the maximum period of coverage, Executive or any of Executive's dependents becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or becomes entitled to benefits under Medicare.
The Employer may limit any reimbursement to the Executive to the excess, if any, of the cost to the Executive of Health Benefits over such cost immediately prior to the Severance Date.
If the Executive dies, the Employer shall continue to provide the Executive's dependents with the Health Benefits otherwise receivable on the same basis as if the Executive had survived.
If any such benefits are treated as deferred compensation subject to Code section 409A and the Executive is a Specified Employee, the Executive shall pay the full cost of such benefits for the first six months after the Severance Date and the Employer shall reimburse the Executive for such payments as soon as practicable thereafter but not later than nine (9) months from the date the Executive paid such costs.
“Involuntary Termination” means the actual termination of an Executive's employment by the Employer for any reason other than death, Disability, Cause or change in control.
“Outplacement Services” means professional outplacement services determined by the Employer to be suitable to an Executive's position. The maximum amount that the Employer will pay for such services is $10,000. The outplacement services shall be made available until the earlier of (i) such time as the aggregate cost to the Employer of the outplacement services reaches $10,000, and (ii) the date on which the Executive obtains another full-time job. The Employer will not pay the Executive cash in lieu of professional outplacement services.

“Qualifying Long-Term Incentive Award” means:

(i)
a stock option, stock appreciation right (“SAR”) or similar award, or a restricted stock or restricted stock unit (“RSU”) award (whether cash-based or equity-based, and whether payable in cash or in stock);

(ii)	that is outstanding on the Severance Date;

(iii)	that has a vesting period that is longer than one year in duration; and

(iv)	that is non-performance-based or, if performance-based, is based solely on changes in the price of the Company's common stock.

“Severance Date” means the date on which an Executive incurs an Involuntary Termination.
“Severance Payment” means a payment in an amount equal to an Executive's annual base salary as in effect immediately prior to the Severance Date.
“Specified Employee” has the meaning set forth in the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees, as amended and restated in December 2008 and as subsequently amended from time to time.
“Target Bonus” means, for any calendar year, an amount equal to (i) the Executive's Annual Compensation (as defined in the Company's Executive Incentive Plan) for that calendar year multiplied by (ii) the Participation Percentage (as defined in the Executive Incentive Plan) applicable to executives in the Executive's grade level (i.e., E1, E2, E3, E4 or E5) for that calendar year, as determined by the Compensation Committee of the Board. “Target Bonus” shall be determined in the manner provided in the preceding sentence whether or not the Executive is a participant in the Executive Incentive Plan during that calendar year, and shall not be based on the Executive's target bonus under any other annual incentive plan in which the Executive participates during that calendar year. If during the calendar year for which the Target Bonus is determined the Executive has not been assigned to an executive grade level of E1, E2, E3, E4 or E5, the Executive's grade level for purposes of this definition shall be the grade level between E1 and E5 that the Compensation Committee of the Board has determined is equivalent to the Executive's actual grade level.
“Taxes” means all federal, state, local and other taxes, to the extent applicable to all or any part of the Severance Payment and/or Health Benefits.
“Vesting Provisions” means:

(a)
for each stock option, stock appreciation right (“SAR”) or similar award, and for each non-performance-based restricted stock or restricted stock unit (“RSU”) award, in each case that is a Qualifying Long-Term Incentive Award scheduled to vest in installments over time, all unvested options, SARs or similar units, shares of restricted stock or RSUs included in such award that are scheduled to vest on or before the date that is twelve (12) months after the Severance Date shall vest; and

(b)
for each stock option, SAR or similar award, and for each non-performance-based restricted stock or RSU award, in each case that is a Qualifying Long-Term Incentive Award that is subject to cliff-vesting, a percentage of the award shall vest, with the percentage determined by dividing the twelve (12) months by the total number of months in the cliff-vesting period.

Example 1: On January 26, 2009 Executive A received a stock option grant that is scheduled to vest in three equal installments, on January 1, 2010, January 1, 2011 and January 1, 2012, respectively. Executive A incurs an Involuntary Termination on December 20, 2009. On the Severance Date the stock option installment scheduled to vest on January 1, 2010 would vest but the installments scheduled to vest on January 1, 2011 and January 1, 2012 (more than 12 months after the Severance Date) would not vest under the Vesting Provisions.
Example 2: On January 26, 2009 Executive A received a grant of 10,000 restricted stock units with 36 month cliff vesting. Executive A incurs an Involuntary Termination on December 20, 2009. On the Severance Date 3,333 restricted stock units (12 months/36 months) would vest under the Vesting Provisions.

ATTACHMENT 2
TO
NON-CHANGE IN CONTROL SEVERANCE POLICY

FORM OF WAIVER AND RELEASE OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT
1.    In consideration of, and subject to, the payment to be made to me by ____________ (the “Employer”) of the "Severance Payment" and the “Annual Bonus Amount” (in each case as defined in the Non-Change in Control Severance Policy adopted by the Employer (the “Policy”), I hereby waive any claims I may have for employment or re-employment by the Employer or any parent or subsidiary of the Employer after the date hereof, and I and anyone claiming on my behalf further agree to and do release and forever discharge the Employer and any parent or subsidiary of the Employer, and their respective past and present officers, directors, shareholders, insurers, employees and agents, and each of their predecessors, successors and assigns (the “Released Parties”), from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Employer or any parent or subsidiary of the Employer, or the termination thereof, including, but not limited to, (a) claims for wrongful discharge, breach of contract, tort, fraud; (b) claims under the following acts, as in effect or amended: the Civil Rights Acts of 1964, Age Discrimination in Employment Act as amended by the Older Workers' Benefits Protection Act, Employee Retirement Income Security Act of 1974, Americans with Disabilities Act; and (c) claims under any other federal, state or local statute, legislation or common law relating to employment or discrimination in employment or otherwise; provided however, that no claim that I may have against the Employer in any capacity other than as an Employer shall be waived pursuant to this Waiver and Release of Claims and Restrictive Covenants. I confirm that I have not filed any legal or other proceeding(s) against any of the Released Parties, am the sole owner of the claims released herein, have not transferred any such claims to anyone else, and have the full right to grant the releases and agreements in this Waiver and Release of Claims and Restrictive Covenants. In the event of any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to me, and I hereby waive any such monetary or other recovery.
2.    Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims and Restrictive Covenants shall adversely affect (i) my rights to ongoing Health Benefits under the terms of the Policy; (ii) my rights to benefits (other than severance payments or benefits) under plans, programs and arrangements of the Employer or any parent or subsidiary of the Employer; (iii) my rights to indemnification under any indemnification agreement, applicable law or the certificates of incorporation or bylaws of the Employer or any parent or subsidiary of the Employer, (iv) my rights under any director's and officers' liability insurance policy covering me, (v) my workers compensation rights, or (vi) my unemployment insurance rights.
3.    I acknowledge that I have signed this Waiver and Release of Claims and Restrictive Covenants voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment as set forth herein and in the Policy.
4.    I understand that this Waiver and Release of Claims and Restrictive Covenants will be deemed to be an application for benefits under the Policy and that my entitlement thereto shall be governed by the terms and conditions of the Policy and any applicable plan. I expressly hereby consent to such terms and conditions.

5.    I acknowledge that (i) I am waiving any rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”); (ii) I have received consideration beyond that to which I was previously entitled; (iii) I have been given forty-five (45) days to review and consider this Waiver and Release of Claims and Restrictive Covenants ; (iv) I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Employer to do so if I choose; and (vi) in the event that my termination of employment was in connection with a reduction in force, I have been separately furnished a written schedule of all persons, listed by job title and age, within the affected decisional unit who were selected and not selected for the benefits extended by this Policy, as may be required by the ADEA. I may revoke this Waiver and Release of Claims and Restrictive Covenants seven days or less after its execution by providing written notice to Director of Compensation. If I revoke this Waiver and Release of Claims and Restrictive Covenants, it shall be null and void.
6.    I acknowledge that it is my intention and the intention of the Employer in executing this Waiver and Release of Claims and Restrictive Covenants that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, to the extent applicable to me, and expressly I consent that this Waiver and Release of Claims and Restrictive Covenants shall be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."
I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Waiver and Release of Claims and Restrictive Covenants and which, if known or suspected at the time of executing this Waiver and Release of Claims and Restrictive Covenants, may have materially affected this settlement.
7.    Also in consideration of, and subject to, the payment to be made to me by the Employer of the “Severance Payment” and the “Annual Bonus Amount” (in each case as defined in the Policy), I hereby agree to abide by the restrictive covenants set forth in Paragraphs 8 through 12 (inclusive) of this Waiver and Release of Claims and Restrictive Covenants.
8.    (a)    I agree that I have not since the termination of my employment with the Employer (the “Separation Date”) and that I shall not at any time in the future directly or indirectly, use, make available, sell, disclose or otherwise communicate, or take any action which may result in the use, sale, disclosure, or communication of, any Confidential Information (defined below), other than as required by law or as authorized in advance by the Employer in the course of my assigned duties and for the benefit of the Employer.

(b)    “Confidential Information” as used herein includes all confidential competitive, pricing, marketing, proprietary and other information, knowledge, materials or data (whether or not reduced to writing) relating or belonging to the Employer, any of its subsidiaries, affiliated companies or businesses, including but not limited to all confidential or proprietary information furnished or disclosed or otherwise obtained by me during my employment with the Employer, and further including, but not limited to, the Employer's, and its parent's, subsidiaries', and affiliates' legal matters, technical data, systems and programs, financial and planning data, business development or strategic plans or data, organizational and operating plans or strategies, marketing plans or strategies, software development, product development, pricing, current and prospective customer lists and information, trade secrets, personnel information (including without limitation the identity of the Employer's employees, their responsibilities, competence and abilities, and compensation), computer programs, patented or unpatented inventions, discoveries and improvements, information concerning planned or pending acquisitions or divestitures, information concerning planned or pending investments, information concerning purchases of major equipment or property, and other privileged or confidential business information. “Confidential Information” does not include information that lawfully is or becomes generally and publicly known outside of the Employer and its affiliates other than through my breach of my obligations hereunder or breach by another person of some other obligation.
(c)    Nothing herein prohibits me from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court, administrative agency or arbitrator (as applicable) of competent jurisdiction, provided that I shall first promptly notify the Employer if I receive a subpoena, court order or other order requiring any such disclosure, to allow the Employer to seek protection therefrom in advance of any such legally compelled disclosure.
(d)    I also hereby agree to abide by the terms and conditions of any and all other agreements between me and the Employer regarding intellectual property and confidentiality.
9.    I agree that I have not since the Separation Date and I shall not for a period of twenty-four (24) months following the Separation Date, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise), solicit, induce, or attempt to persuade any employee or agent of the Employer or any of its affiliates to leave such employment or other relationship or association with the Employer or any such affiliate in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Employer.
10.    I agree that, I have not since the Separation Date and I will not for a period of twelve (12) months following the Separation Date, without the prior written consent of the Employer, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise) engage in, become a partner, director, officer, principal, employee, consultant, investor, creditor, stockholder in, or otherwise perform services for, any business, proprietorship, association, firm or corporation not owned or controlled by the Employer or its affiliates that is engaged or proposes to engage or hereafter engages in the performance of services or provision of products relating to and competitive directly or indirectly with the business of regional and transcontinental less-than-truckload and full-truckload freight transportation, contract logistics and supply-chain management, and multimodal freight brokerage (the “Business”) in any geographic area in which the Employer is or was engaged in or actively planning to engage in the Business as of the Separation Date or during the previous twelve (12) month period; provided, however, that Executive is not prohibited from owning one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange.

11.    I agree that I have not since the Separation Date and that I shall not at any point in the future make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize or disparage or damage the reputation, goodwill, or standing in the community of the Employer, its parents or subsidiaries, its affiliates, or their respective employees, officers, directors, products or services. Notwithstanding the foregoing, nothing herein shall prohibit statements that are protected by applicable law or otherwise prohibit me from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.
12.    The parties agree that in the event any of the prohibitions or restrictions set forth in Paragraphs 8 through 11 (inclusive) herein are found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible. If any provision of this Waiver and Release of Claims and Restrictive Covenants is held to be prohibited or invalid under applicable law (after modification as set forth in the previous sentence, if applicable), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provision of this Waiver and Release of Claims and Restrictive Covenants. This Agreement is governed by the internal laws of the State of Delaware, and may be modified only by a writing signed by all parties. This Agreement embodies the entire agreement of the parties regarding the matters described herein and supersedes any and all prior and/or contemporaneous agreements, oral or written, between the parties regarding such matters, provided that nothing in this Agreement shall limit or release Executive from any other obligation regarding confidentiality or intellectual or other property that Executive has or may have to Employer or any of its affiliates.
13.     I acknowledge that I have read this Waiver and Release of Claims and Restrictive Covenants and understand all of its terms, and knowingly and voluntarily agree to be bound to its terms.

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